Exhibit 99.1

PRESS RELEASE

Naugatuck Valley Financial Corporation Reports Increase in Earnings

And Announces Cash Dividend for the Quarter Ended December 31, 2011

Naugatuck, CT, January 25, 2012. Naugatuck Valley Financial Corporation (the “Company”) (NASDAQ Global Market: “NVSL”), the parent company of Naugatuck Valley Savings and Loan (the “Bank”), announced net income of $556,000 for the quarter ended December 31, 2011, compared to net income of $254,000 for the quarter ended December 31, 2010, an increase of $302,000 or 118.9%. In addition, the Company announced net income of $2.2 million for the year ended December 31, 2011, compared to net income of $1.5 million for the year ended December 31, 2010, an increase of $753,000, or 51.9%. Earnings per share for the quarter and year ended December 31, 2011 were $0.08 and $0.33 respectively, compared to $0.03 and $0.21 for the quarter and year ended December 31, 2010, respectively.

In addition, the Board of Directors of the Company declared a cash dividend for the quarter ended December 31, 2011, of $0.03 per share payable to stockholders of record on February 10, 2012. Payment of the cash dividend will be made on or about March 1, 2012.

Net Interest Income

Net interest income for the quarter ended December 31, 2011 totaled $4.9 million compared to $4.5 million for the quarter ended December 31, 2010, an increase of $427,000 or 9.5%. For the year ended December 31, 2011, net interest income totaled $18.9 million, compared to $18.3 million for the year ended December 31, 2010. The increase in net interest income in both periods was primarily due to a decrease in interest expense, partially offset by a decrease in interest income. Interest expense decreased by $818,000, or 32.6%, in the three month period, and decreased by $2.0 million, or 19.7% year over year. The decrease was primarily due to a decrease in the average rates paid on interest bearing liabilities. The average rates paid on deposits and borrowings decreased by 55 basis points and 36 basis points in the three month and annual periods, respectively. The rate decrease in both periods is mainly due to certificates of deposit renewing at lower rates or being transferred to savings accounts during the periods. The average balances of interest bearing liabilities decreased by 5.6% and by 2.0% for the three months and year ended December 31, 2011, respectively. The decrease in interest bearing liabilities is attributed primarily to a 26.8% and a 21.7% decrease in borrowings, partially offset by increases of 0.1% and 3.9% in deposit balances over the same periods. Increases were experienced in all categories of deposits except certificates of deposit in both the three month and annual periods. The increases in deposits were primarily used to pay down advances from the Federal Home Loan Bank.

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Interest income decreased by $391,000, or 5.6%, in the three month period, and decreased by $1.4 million, or 4.8%, during the year. The decrease was primarily due to a decrease in the average rates earned on interest earning assets. The average rates earned on loans and investments decreased by 32 basis points and 29 basis points in the three month and annual periods, respectively. The average balances of interest earning assets increased by 0.5% for both the three months and year ended December 31, 2011, respectively. The increase in interest earning assets is attributed to increases in both the loan and investment portfolios over the same periods.

Credit Quality

The provision for loan losses decreased from $1.2 million for the three months ended December 31, 2010 to $911,000 for the three months ended December 31, 2011. For the year ended December 31, 2011, the provision for loan losses was $3.6 million, compared to $3.4 million for the year ended December 31, 2010. As a result of the provisions in 2010 and 2011, the level of reserves to gross loans rose to 1.74% at December 31, 2011, as compared to 1.33% at December 31, 2010. Net loan charge offs totaled $1.3 million, or 0.28% of average loans outstanding during the quarter ended December 31, 2011.

Nonperforming loans increased from $17.9 million at December 31, 2010 to $25.4 million at December 31, 2011 ($1.3 million of which at both dates are fully guaranteed by the U.S. Small Business Administration). The December 31, 2011 amount represents a decrease of $1.6 million from the $27.0 million of nonperforming loans reported at September 30, 2011. Nonperforming loans consist of nonaccrual loans and troubled debt restructurings on nonaccrual status.

Nonperforming Loans
(Unaudited)
(In thousands)
Balance at September 30, 2011		$26,994

Additions to nonperforming loans:
One-to-four family	$30
Multi-family and commercial real estate	777
Commercial business loans	260
Home equity	78
Total additions		1,145

Removed from nonperforming loans:
Loans brought current	(1,268)
Paid in full	(75)
Foreclosure	(181)
Charged off	(1,295)
Total removed		(2,819)

Other balance changes		83

Balance at December 31, 2011		$25,403

Classified assets decreased 10.4% from $62.1 million at December 31, 2010 to $55.7 million at December 31, 2011. At both dates, classified assets consisted primarily of loans rated special mention or substandard in accordance with regulatory guidance. These assets warrant and receive increased management oversight and loan loss reserves (both general reserves and, in certain cases, specific reserves) have been established to account for the increased credit risk of these assets.

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Noninterest Income

Noninterest income was $1.33 million for the quarter ended December 31, 2011 compared to $1.29 million for the quarter ended December 31, 2010, an increase of 3.4%. For the twelve months ended December 31, 2011 noninterest income was $5.0 million compared to $3.3 million for the period ended December 31, 2010, an increase of 52.7%. The increase in both periods is primarily due to an increase in income generated by increased sales of mortgage loans in the secondary mortgage market, combined with increases in fees for other services and income from investment advisory services. These increases were partially offset by a decrease in fees for services related to deposit accounts and income from bank owned life insurance. Additionally, $655,000, representing a partial recovery with respect to Fannie Mae auction rate pass-through certificates on which an other-than-temporary impairment charge was recorded in the third quarter of 2008, is included in noninterest income for the year ended December 31, 2011.

Noninterest Expense

Noninterest expense was $4.4 million for the quarter ended December 31, 2011 compared to $4.4 million for the quarter ended December 31, 2010. For the year ended December 31, 2011 noninterest expense was $17.0 million, compared to $15.9 million for the year ended December 31, 2010. The increases were the result of increases in compensation, professional fees, loss on foreclosed real estate, advertising and offices supplies over the 2010 periods. These increases were partially offset by decreases in office occupancy, FDIC insurance premiums and computer processing. Additionally, $518,000 and $782,000 of costs related to the previously announced terminated merger agreement are included in the three months and year ended December 31, 2010, respectively.

Selected Balance Sheet Data

Total assets were $572.6 million at December 31, 2011 compared to $568.3 million at December 31, 2010, an increase of $4.3 million or 0.8%. Cash and due from depository institutions increased from $11.7 million at December 31, 2010 to $15.4 million at December 31, 2011. The balance in investments increased by $3.3 million to $50.3 million, while loans receivable decreased by $5.8 million to $467.7 million at December 31, 2011. Total liabilities were $489.8 million at December 31, 2011 compared to $516.0 million at December 31, 2010. Deposits at December 31, 2011 were $410.9 million, an increase of $5.0 million or 1.2% from $405.9 million at December 31, 2010. Borrowed funds decreased from $102.8 million at December 31, 2010 to $70.8 million at December 31, 2011.

Total stockholders’ equity increased to $82.9 million at December 31, 2011 from $52.3 million at December 31, 2010, primarily due to net stock offering proceeds of $31.2 million. At December 31, 2011, the Bank’s regulatory capital exceeded the levels required to be categorized as “well capitalized” under applicable regulatory capital guidelines.

John C. Roman, President and CEO, commented: “2011 was a successful year for Naugatuck Valley Financial Corporation. We strengthened capital through our second step conversion, increased earnings and bolstered loan loss reserves. Although nonperforming assets increased year over year, we remain focused on our efforts to improve asset quality and to reduce nonperforming assets as experienced in the fourth quarter of 2011.”

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About Naugatuck Valley Savings and Loan

Naugatuck Valley Savings and Loan is headquartered in Naugatuck, Connecticut with nine other branches in Southwest Connecticut. The Bank is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.

Forward-Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

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SELECTED FINANCIAL CONDITION DATA
	December 31,	December 31,
	2011	2010
	(Unaudited)
	(In thousands)
ASSETS
Cash and due from depository institutions	$15,436	$11,686
Investment in federal funds	2,633	2,577
Investment securities	50,343	47,017
Loans held for sale	2,993	81
Loans receivable, net	467,674	473,521
Deferred income taxes	2,472	2,413
Other assets	31,088	30,958

Total assets	$572,639	$568,253

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$410,887	$405,875
Borrowed funds	70,817	102,842
Other liabilities	8,059	7,276

Total liabilities	489,763	515,993

Total stockholders' equity	82,876	52,260

Total liabilities and stockholders' equity	$572,639	$568,253

SELECTED OPERATIONS DATA
	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(Unaudited)
	(In thousands, except per share data)

Total interest income	$6,606	$6,997	$27,165	$28,538
Total interest expense	1,691	2,509	8,252	10,279
Net interest income	4,915	4,488	18,913	18,259

Provision for loan losses	911	1,196	3,584	3,360

Net interest income after provision for loan losses	4,004	3,292	15,329	14,899

Noninterest income	1,333	1,289	5,022	3,288
Noninterest expense	4,371	4,357	17,007	15,907

Income before provision for income taxes	966	224	3,344	2,280
Provision for income taxes	410	(30)	1,140	829

Net income	$556	$254	$2,204	$1,451

Earnings per common share - basic and diluted (1)	$0.08	$0.03	$0.33	$0.21

 (1) Earnings per share for the three and twelve months ended December 31, 2010 have been restated to reflect the effect of the Company's stock offering and concurrent second-step conversion effective June 29, 2011 at an exchange ratio of 0.9978.

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SELECTED FINANCIAL RATIOS
	For the Three Months		For the Year
SELECTED PERFORMANCE RATIOS: (1)	Ended December 31,		Ended December 31,
	2011	2010	2011	2010
	(Unaudited)

Return on average assets	0.39%	0.18%	0.38%	0.25%
Return on average equity	2.68	1.92	3.22	2.79
Interest rate spread	3.60	3.37	3.47	3.40
Net interest margin	3.70	3.40	3.55	3.45
Efficiency ratio (2)	69.83	75.28	70.95	73.71

ASSET QUALITY RATIOS:	At December 31,	At September 30,	At June 30,	At March 31,	At December 31,
	2011	2011	2011	2011	2010
	(Unaudited)
	(Dollars in thousands)

Allowance for loan losses	$8,291	$8,722	$7,609	$6,684	$6,393
Allowance for loan losses as a percent of total loans	1.74%	1.80%	1.55%	1.38%	1.33%
Allowance for loan losses as a percent of nonperforming loans	32.64%	32.31%	45.66%	39.00%	35.74%
Net charge-offs to average loans outstanding during the period	0.28%	0.02%	0.02%	0.03%	0.20%
Nonperforming loans (3)	$25,403	$26,994	$16,664	$17,140	$17,888
Nonperforming loans as a percent of total loans	5.34%	5.56%	3.39%	3.54%	3.73%
Nonperforming assets (4)	$26,276	$28,027	$17,454	$17,668	$18,309
Nonperforming assets as a percent of total assets	4.59%	4.83%	2.93%	3.13%	3.22%

(1) All applicable quarterly ratios reflect annualized figures.

(2) Represents non interest expense (less intangible amortization) divided by the sum of net interest income and noninterest income.

(3) Nonperforming loans consist of nonaccrual loans and troubled debt restructurings on nonaccrual status. At December 31, 2011, nonaccrual loans totaled $17.6 million and troubled debt restructurings on nonaccrual status totaled $8.5 million, compared to $11.1 million and $6.8 million, respectively, at December 31, 2010.

(4) Nonperforming assets consist of nonperforming loans, foreclosed real estate and other repossessed assets.

Contact: Naugatuck Valley Financial Corporation

John C. Roman or Lee R. Schlesinger

1-203-720-5000

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